Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE

AVEO Announces Preliminary Results of Exploratory Phase 2 Study Evaluating HGF Inhibitor in First-Line Patients with Advanced Lung Cancer

Ficlatuzumab/Gefitinib Combination Was Well-Tolerated and Demonstrated Clinical Activity; Study Results Did Not Reach Statistical Significance

Encouraging Signals of Anti-tumor Activity in Distinct Subpopulations

CAMBRIDGE, Mass., May 2, 2012 – AVEO Pharmaceuticals Inc. (NASDAQ: AVEO) announced today preliminary data from the exploratory, randomized Phase 2 study comparing the combination of ficlatuzumab and gefitinib, an EGFR tyrosine kinase inhibitor (TKI), to gefitinib monotherapy in previously untreated Asian subjects with non-small cell lung cancer (NSCLC), a population with a high prevalence of EGFR sensitizing mutations (SM+). In this study, encouraging signals of activity were observed in unique subsets of patients based on EGFR mutation status and c-Met expression level. EGFR TKI therapies are the standard of care for patients with EGFR SM+.

“Some patients with EGFR sensitizing mutations do not respond well to EGFR TKI therapy,” stated Tony Mok, M.D., professor, Department of Clinical Oncology, The Chinese University of Hong Kong, and senior investigator of the Phase 2 trial. “This study has uncovered an important subset of patients with non-small cell lung cancer that may be underserved by EGFR TKIs. Patients with EGFR sensitizing mutations and low c-Met expression levels treated with the combination of ficlatuzumab and gefitinib lived twice as long without their disease progressing compared to those treated with gefitinib alone. These data support a potential benefit from combining an EGFR targeted therapy with ficlatuzumab and warrant further investigation in lung cancer.”

The primary endpoint of the study was overall response rate (ORR), and progression free survival (PFS) was a secondary endpoint. Preliminary results in the intent-to-treat (ITT) population (n=94 each arm) showed a trend favoring the ficlatuzumab/gefitinib combination; however, as with data from Phase 2 studies in NSCLC with other inhibitors of the Met pathway, study results in the ITT population did not reach statistical significance. In the ITT population, ORR was 43% for the ficlatuzumab/gefitinib combination arm versus 40% for the gefitinib monotherapy arm, and median PFS was 5.6 months versus 4.7 months for the ficlatuzumab/gefitinib combination arm versus the gefitinib monotherapy arm, respectively, favoring the combination arm.

Encouraging signals of activity were observed in biomarker subset populations. Key findings are summarized in the following chart:

Biomarker Subset	Ficlatuzumab/Gefitinib Combination			Gefitinib Alone
	# of Subjects	Median PFS (months)	ORR,%	# of Subjects	Median PFS (months)	ORR,%
EGFR SM+/c-Met Low	10	11.0	70	9	5.5	44
EGFR SM+/c-Met High	23	9.2	52	27	9.2	63
EGFR SM-/c-Met Low	9	1.3	0	13	2.3	0
EGFR SM-/c-Met High	11	1.8	27	16	1.8	13

No clinically meaningful differences in adverse event rates between the combination and monotherapy arms were observed, and the combination was well-tolerated. Complete data from this trial, which will include biomarker analyses, are anticipated to be submitted for presentation at an upcoming medical meeting in the second half of this year.

“These are important data for driving our ficlatuzumab program forward, as well as for demonstrating the clinical value of AVEO’s proprietary Human Response Platform,” stated William Slichenmyer, M.D., Sc.M., chief medical officer of AVEO. “Through our platform, we were able to recognize the interplay between the EGFR and HGF/c-Met pathways. These biomarker insights, combined with the clinical data, support our continued development of ficlatuzumab in combination with an EGFR inhibitor. We look forward to further clinical investigation in lung cancer. In addition, we will be initiating a clinical study in head and neck cancer later this year.”

Study Overview

The open-label, two-arm, randomized exploratory Phase 2 study was designed to compare the combination of ficlatuzumab and gefitinib versus gefitinib monotherapy, in clinically selected Asian subjects with previously untreated advanced NSCLC who have a high likelihood of harboring activating EGFR mutations. Ninety-four (94) patients were randomized to gefitinib and ficlatuzumab/gefitinib arms, respectively; 144 tumor tissue samples were available for biomarker analysis. Subjects who demonstrated disease control (complete response, partial response, or stable disease for 12 weeks or longer) in the gefitinib alone arm were eligible to cross-over upon progression to a combination of gefitinib and ficlatuzumab to assess whether acquired resistance to gefitinib can be overcome with the addition of ficlatuzumab.

About Ficlatuzumab and the HGF/c-MET Pathway

HGF is a ligand that binds to and activates a receptor called c-Met. Activation of the HGF/c-Met pathway is believed to be important in normal processes in embryonic development and wound healing, but is also believed to trigger many activities involved in cancer development and metastasis. HGF/c-Met has been shown to be one of the most potent drivers of tumor growth in AVEO’s Human Response Platform.

HGF/c-Met over-expression is observed in many solid tumors including breast, colorectal, gastric, head and neck, lung and prostate, as well as hematologic malignancies1. Additionally, c-Met and EGFR are frequently co-amplified and co-expressed in a variety of tumor types; HGF/c-Met pathway upregulation can render EGFR-targeted therapy resistance, and vice-versa2-4.

Ficlatuzumab is a humanized IgG1 antibody that binds to the HGF ligand with high affinity and specificity to inhibit the biological activities of the HGF/c-Met pathway.

About AVEO

AVEO Pharmaceuticals (NASDAQ: AVEO) is a cancer therapeutics company committed to discovering, developing and commercializing targeted therapies to impact patients’ lives. AVEO’s proprietary Human Response Platform™ provides the company unique insights into cancer biology and is being leveraged in the discovery and clinical development of its cancer therapeutics. For more information, please visit the company’s website at www.aveopharma.com.

Cautionary Note Regarding Forward-Looking Statements

Any statements in this press release about AVEO’s future expectations, plans and prospects, including statements about: the potential efficacy and safety of ficlatuzumab; advancement of the ficlatuzumab clinical development plans in lung cancer and head and neck cancer; ficlatuzumab’s therapeutic potential in combination with EGFR targeted therapies; the potential of AVEO’s cancer biology platform and biomarker capabilities to offer a unique advantage in oncology drug development; and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “potential,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: AVEO’s ability to successfully research, develop and obtain and maintain regulatory approvals for ficlatuzumab and its other product candidates, including risks relating to its ability to successfully advance clinical development of ficlatuzumab for the treatment of lung cancer; the possibility that favorable historical preclinical and clinical trial results may not be predictive of the results in future preclinical and clinical trials; AVEO’s ability to obtain and maintain adequate protection for intellectual property rights relating to its product candidates and technologies; unplanned operating expenses; AVEO’s ability to raise substantial additional funds to achieve its goals, including with respect to the further development of ficlatuzumab; competition; general economic and industry conditions; and other factors discussed in the “Risk Factors” section of AVEO’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, and in other filings that AVEO periodically makes with the SEC. In addition, the forward-looking statements included in this press release represent AVEO’s views as of the date of this press release. AVEO anticipates that subsequent events and developments will cause its views to change. However, while AVEO may elect to update these forward-looking statements at some point in the future, AVEO specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing AVEO’s views as of any date subsequent to the date of this press release.

Investor Contact:	Media Contacts:

Monique Allaire	Rob Kloppenburg
AVEO Pharmaceuticals	AVEO Pharmaceuticals
(617) 299-5810	(617) 930-5595

Dan Budwick
Pure Communications
(973) 271-6085

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1.	Christensen JG, et al. Cancer Letters: 225:1-26.
2.	Engelman JA, et al. Science. 316:1039-43.
3.	Turke AB, et al. Cancer Cell. 17:77-88.
4.	Yano S, et al. Cancer Res. 68:9479-87.